EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2014
SECOND QUARTER RESULTS

● Record High Software Revenue;
● Strong Gross Margins Drive Non GAAP Earnings
to High End of Guidance

FLANDERS, NEW JERSEY (August 4, 2014) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and Advanced Packaging facilities, today announced financial results for the second quarter 2014.

2014 Second Quarter Highlights:

•	Second quarter revenue was $43.0 million, an increase of 3 percent over the 2014 first quarter.

•	Second quarter GAAP net loss was $4.4 million, or $(0.13) per diluted share, driven by litigation expenses.

•	Non-GAAP net income was $1.4 million, or $0.04 per diluted share.

•	Gross margins for the quarter increased to 54 percent, marking the 18th consecutive quarter above 50 percent.

•	Cash and marketable securities decreased $6.2 million to $177.3 million.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Our results for the second quarter reflected the strength in our unique business model, which targets selected front-end and back-end higher growth markets and provides us a broad and expanding customer base with a more balanced product portfolio across all industry cycles. Significant contributions delivered by our software products led to record revenue and operating profits for our Data Analysis and Review Business (DARBU). DARBU software solutions are often a leading indicator, as customers look for ways to improve yield during periods of preparation for expanding production.

“During the quarter, we announced record sales of our Advanced Process Control Software following a record number of Yield Management Software installations in the prior 6 months. Wins included manufacturers in the USA, Japan and Europe, reflecting multiple customers in the mobile communications supply chain, hard disc drive and the burgeoning power device market. Expanding on nearly 800 tools connected in 2013, recent wins are adding another 1,000 tool connections in 2014. In addition, we recently announced a collaboration that allows users of Veeco’s industry-leading equipment access to Rudolph’s fault detection and predictive maintenance software designed to increase system productivity and improve manufacturing efficiency. Partnering with a capital equipment leader like Veeco demonstrates the importance of DARBU’s yield analysis and data-mining software in maximizing production outcomes, not just for silicon fabs but also for top OEMs in our industry.”

Mr. McLaughlin added, “Building on our expertise in acoustic metrology developed for our industry-standard MetaPULSE® systems used for front-end metal film metrology, we recently announced the availability of Rudolph’s new patented SONUS™ Technology, designed for measuring thick films and film stacks used in copper pillar bumps and for detecting defects, such as voids, in through silicon vias (TSVs). SONUS Technology is a non-contact, non-destructive acoustic metrology and defect detection technique that is designed to be of higher resolution, faster, and less costly than alternative techniques. Copper pillar bumps and TSVs are key enabling technologies in the rapidly growing field of advanced packaging, where 2.5D and 3D assembly methods are helping drive the More than Moore roadmap.

Rudolph has collaborated with TEL NEXX specifically to develop pillar bump and TSV plating process control based on SONUS Technology.”

Mr. McLaughlin concluded, “Looking ahead, our confidence remains high for a stronger second half led by back-end advanced packaging and lithography business. We have expansive exposure to today's technology inflection points; and our position as a total value-added solutions provider has further strengthened, resulting in a rich and substantially stronger advanced technology portfolio that has more than doubled in product offerings over the last five years. We continue to see back-end customers using front-end technology to meet their advanced packaging requirements; and we believe we are in a leadership position to capture above industry average growth from this emerging dynamic. We are confident that our chosen markets will benefit from both cyclical and sector growth, comprised of strong demand for our expanding package of leading-edge solutions.”

Second Quarter 2014 Financial Results
Second quarter revenue totaled $43.0 million, a 3 percent increase compared with $41.6 million for the 2014 first quarter. During the second quarter, international sales represented approximately 77 percent of revenue, while domestic sales accounted for 23 percent. In the 2014 first quarter, international sales represented approximately 76 percent of revenue and domestic sales accounted for 24 percent.

Gross margin was 54 percent of revenues in the 2014 second quarter, compared to 52 percent in the 2014 first quarter. The second quarter gross margin was positively impacted by record software sales, which represented 16 percent of revenues and was well above the Company’s target model of 10 percent.

Operating expenses for the second quarter of 2014 totaled $32.8 million, an increase of $11.3 million from $21.5 million in the 2014 first quarter. R&D expenses for the second quarter totaled $10.8 million, compared with $10.0 million in the 2014 first quarter. S,G&A expenses for the second quarter totaled $21.3 million, compared with $10.8 million in the first quarter of 2014. The increase in SG&A expenses was primarily due to the recording of a $6.3 million additional charge for the infringement ruling in the ITC litigation case, as well as a $3.3 million accrual for plaintiff’s attorney fees that the Company is contesting.

GAAP net loss for the second quarter of 2014 was $4.4 million, or $(0.13) per diluted share, compared with a net loss of $724 thousand, or $(0.02) per diluted share, for the first quarter of 2014. The second quarter GAAP net loss included $13.1 million in non-GAAP charges as detailed in the attached Reconciliation of GAAP to Non-GAAP Financial Measures. Excluding those items, second quarter 2014 net income was $1.4 million, or $0.04 per diluted share, compared to $1.0 million, or $0.03 per diluted share, in the 2014 first quarter.

Balance Sheet Strength
At June 30, 2014, cash and marketable securities totaled $177.3 million, a decrease of $6.2 million from $183.5 million at the end of the 2014 first quarter. Accounts receivable increased to $50.8 million and inventory increased to $65.6 million as of June 30, 2014. Working capital decreased $946 thousand in the quarter, ending at $266.1 million at June 30, 2014.

Conference Call
Rudolph Technologies will discuss its 2014 second quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To access the live conference call, please dial (855) 859-2056 and reference Conference ID# 76383830. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, restructuring expenses and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30, 2014	December 31, 2013
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$177,301	$167,372
Accounts receivable, net	50,811	53,437
Inventories	65,624	61,351
Prepaid and other assets	22,204	14,804
Total current assets	315,940	296,964
Net property, plant and equipment	11,837	13,058
Intangibles	32,619	34,017
Other assets	28,685	27,323
Total assets	$389,081	$371,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$16,347	$12,772
Other current liabilities	33,509	18,918
Total current liabilities	49,856	31,690
Senior convertible notes	53,225	51,751
Other non-current liabilities	9,403	8,918
Total liabilities	112,484	92,359
Stockholders’ equity	276,597	279,003
Total liabilities and stockholders’ equity	$389,081	$371,362

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Revenues	$43,018	$46,059	$84,667	$87,709
Cost of revenues	19,714	22,544	39,794	42,320
Gross profit	23,304	23,515	44,873	45,389
Operating expenses:
Research and development	10,841	10,214	20,846	19,917
Selling, general and administrative	21,285	10,519	32,066	20,771
Amortization	670	648	1,340	1,264
Total operating expenses	32,796	21,381	54,252	41,952
Operating income (loss)	(9,492)	2,134	(9,379)	3,437
Interest expense, net	1,341	1,200	2,622	2,409
Other (income) expense	162	(398)	35	(49)
Income (loss) before income taxes	(10,995)	1,332	(12,036)	1,077
Provision (benefit) for income taxes	(6,583)	573	(6,900)	(75)
Net income (loss)	$(4,412)	$759	$(5,136)	$1,152

Net income (loss) per share:

Basic	$(0.13)	$0.02	$(0.15)	$0.04
Diluted	$(0.13)	$0.02	$(0.15)	$0.03

Weighted average shares outstanding:

Basic	33,240	32,567	33,186	32,633
Diluted	33,240	33,155	33,186	33,284

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

GAAP operating income (loss)	$(9,492)	$2,134	$(9,379)	$3,437
Non-GAAP adjustments:
Acquisition related expenses	409	—	773	—
Amortization of intangibles	670	648	1,340	1,264
Litigation costs	9,929	264	10,235	518
Restructuring expenses	413	—	413	—
Share-based compensation	1,717	998	3,162	1,955
Total non-GAAP adjustments	13,138	1,910	15,923	3,737
Non-GAAP operating income	$3,646	$4,044	$6,544	$7,174

GAAP net income (loss)	$(4,412)	$759	$(5,136)	$1,152
Total non-GAAP adjustments	13,138	1,910	15,923	3,737
Income tax effect of non-GAAP adjustments (1)	(7,304)	(667)	(8,366)	(1,308)
Non-GAAP net income	$1,422	$2,002	$2,421	$3,581

Net income per share:
Basic	$0.04	$0.06	$0.07	$0.11
Diluted	$0.04	$0.06	$0.07	$0.11

1) For the six month periods ended June 30, 2014 and 2013, the non-GAAP adjustments were taxed at a marginal tax rate of 52.5% and 35.0%, respectively.
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